SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2014

Figo Ventures, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-195306	90-0338080
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3270 Electricity Drive Windsor, Ontario Canada N8W 5JL
(Address of principal executive offices)

Registrant’s telephone number, including area code: 226-787-5278

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 9, 2014, the board of directors appointed Nataliya Hearn as our new Director, President, Secretary, Treasurer, CEO, and CFO.

Following this appointment, the board accepted the resignation of Ania Wlodarkiewicz as our officer and director. There was no known disagreement with Ms. Wlodarkiewicz regarding our operations, policies, or practices.

Nataliya Hearn is our newly appointed President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, and Director. From September 2011 to the present, Dr. Hearn has been the President of Rare Earth Refining Inc. From January 2013 to the present, she has been a Director of Alcereco Inc. From October 2010 to 2012, she was the Chairman, CEO and President of American Rare Earths and Materials (symbol AREM). From October 2002 to 2010, she was the Chairman, CEO and President of Element 21 Sports (symbol EGLF).

Aside from the foregoing, Dr. Hearn has served as a director of the following public entities:

May 2008 to 2010 - Pro-Tect, Inc. (Symbol: PRTT.PK)

April 1999 to 2006 - Mag Industries (Symbol: MAA.V --TXS.V)

Dr. Hearn obtained her B.S. in Civil Engineering from the University of Toronto and her Ph.D. in Material Engineering from the University of Cambridge, UK. We believe her valuable experience and education in the fields of rare earths sourcing and processing, patented material development, proprietary manufacturing, engineering and final product marketing qualify her to serve as a director of our company.

Our newly-appointed officer and director has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have a written employment agreement or other formal compensation agreement with Dr. Hearn.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Figo Ventures, Inc.

/s/ Nataliya Hearn

Nataliya Hearn

President and Chief Executive Officer

Date: October 10, 2014

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